Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Funko, Inc. 2024 Inducement Award Plan of our reports dated March 7, 2024, with respect to the consolidated financial statements of Funko, Inc. and the effectiveness of internal control over financial reporting of Funko, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
May 9, 2024